UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 25, 2013

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

On September 25, 2013, Michael Casey resigned from the Board of Directors of DURECT Corporation, effective December 31, 2013. Mr. Casey’s decision to resign is not the result of any disagreement with the Company on any matter relating to the Company’s operation, policies or practices.

Appointment of New Director

On September 25, 2013, the Company’s Board of Directors appointed Jay Shepard as a Class II director, whose term expires at our 2014 annual meeting, effective September 26, 2013.

Mr. Shepard has over 30 years’ experience in the pharmaceutical, biotechnology and drug delivery fields. Mr. Shepard currently serves as an Executive Partner at Sofinnova Ventures. From 2010 until 2012, he was President and CEO of NextWave Pharmaceuticals, a pediatric focused therapeutics company which was acquired in November 2012 by Pfizer in a deal valued up to $700 million shortly after NextWave obtained FDA approval for Quillivant XR™, a treatment for Attention-Deficit Hyperactivity Disorder (ADHD). While serving at NextWave, Mr. Shepard maintained a strategic advisor relationship with Sofinnova Ventures, which he joined in 2008 as an Executive in Residence. Prior to Sofinnova Ventures, Mr. Shepard was President and CEO of Ilypsa, a nephrology therapeutics company acquired by Amgen for $420 million. He then helped with Ilypsa’s spin-out company, Relypsa, serving as interim President and CEO. Before Ilypsa, Mr. Shepard served as Vice President, Commercial Operations at Telik, where he was responsible for all activities related to market preparation toward the launch of the company’s lead oncology compounds. Previously, he was Vice President of ALZA Pharmaceuticals’ Oncology Business Unit, having held leadership positions of increasing responsibility in the establishment and operation of ALZA’s specialty pharmaceutical sales and marketing group. Mr. Shepard began his career in pharmaceutical sales and marketing at Ortho Pharmaceutical and Syntex Laboratories.

Mr. Shepard has been appointed to the Nominating and Corporate Governance Committee of the Board of Directors of the Company.

As compensation for his service on the Board of Directors and the Nominating and Corporate Governance Committee, Mr. Shepard will receive the Company’s standard compensation for non-employee directors as described in the Company’s Proxy Statement filed with the SEC on April 29, 2013, including a grant of nonstatutory options to purchase shares of our common stock granted to all new non-employee directors, which by approval of the Board of Directors on September 25, 2013 was increased by 35,000 shares to a total of 70,000 shares. These options have a ten-year term and become exercisable in installments of one-third of the total number of shares granted on each anniversary of the grant.

There are no understandings or arrangements between Mr. Shepard and any other person pursuant to which he was selected as a director.

Appointment of Simon Benito to the Compensation Committee

On September 25, 2013, the Board of Directors appointed Simon X. Benito to the Compensation Committee of the Board, effective September 26, 2013. Mr. Benito has served on the Company’s Board of Directors since April 2005 and currently serves on the Board’s Audit Committee. Mr. Benito also serves on the Board’s Nominating and Corporate Governance Committee, of which he will become chairman as of December 31, 2013.

A copy of the Company’s press release announcing the changes to the Company’s Board of Directors is attached hereto as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated September 27, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: September 27, 2013	By:	/s/ James E. Brown
James E. Brown
President and Chief Executive Officer